Exhibit 3.3

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

SAGENT PHARMACEUTICALS, INC.

Sagent Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Sagent Pharmaceuticals, Inc.

SECOND: The Certificate of Incorporation is hereby amended as follows, such amendments having been duly adopted in accordance with the provisions of Section 242 of the DGCL and the provisions of the Certificate of Incorporation of the Corporation:

Section 3 of Article SIX of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following inserted in lieu thereof:

Section 3. Classes of Directors and Term of Office. The directors of the Corporation elected prior to the annual meeting of stockholders in 2016, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be and are divided into three classes, hereby designated Class I, Class II and Class III. Commencing with the annual meeting of stockholders in 2014, the directors elected at each annual meeting of stockholders, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Commencing with the annual meeting of stockholders in 2016, other than with respect to directors who may be elected by the holders of any series of Preferred Stock under specified circumstances, the classification of the directors shall terminate and all directors shall be of one class and shall be elected for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

Section 4 of Article SIX of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following inserted in lieu thereof:

Section 4. Election. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 6 of Article SIX of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and the following inserted in lieu thereof:

Section 6. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, (i) directors of the Corporation elected prior to the annual meeting of stockholders in 2016 shall be removable only for cause, (ii) commencing with the annual meeting of stockholders in 2016, the directors elected at each annual meeting of stockholders shall be removable either with or without cause, and (iii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

THIRD: This Certificate of Amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the DGCL and the provisions of the Certificate of Incorporation of the Corporation by the holders of the requisite number of shares of common stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation called and held upon notice in accordance with the DGCL.

FOURTH: The effective date of this Amendment to the Certificate of Incorporation of the Corporation shall be June 12, 2014.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and acknowledged.

SAGENT PHARMACEUTICALS, INC.

By:	/s/ Michael Logerfo
Name: Michael Logerfo
Title: Executive Vice President, Chief Legal Officer and Corporate Secretary